AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 24, 2021

1933 Act File No. 33-75340

1940 Act No. 811-08360

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[ ]
PRE-EFFECTIVE AMENDMENT NO.	[ ]
POST-EFFECTIVE AMENDMENT NO. 125	[X]
AND/OR

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[ ]
AMENDMENT NO. 126	[X]

GUINNESS ATKINSON FUNDS

(Formerly Investec Funds)

(Exact Name of Registrant as Specified in Charter)

225 South Lake Avenue, Suite 216

Pasadena, California 91101

(Address of Principal Executive Offices, including Zip Code)

Registrant's Telephone Number, Including Area Code: (818) 716-2739

James J. Atkinson, President

Guinness Atkinson Funds

225 South Lake Avenue, Suite 216

Pasadena, California 91101

(Name and Address of Agent for Service)

Please send copies of communications to:

Alexandra Alberstadt, Esq

Practus, LLP

11300 Tomahawk Creek Parkway, Suite 310

Leawood, KS 66211

It is proposed that this filing will become effective upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note

This Post-Effective Amendment No. 125 to the Registration Statement on Form N-1A (File No. 33-75340) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding the legal opinion Exhibit (i)(1) to Part C of this Registration Statement.  Accordingly, this Post-Effective Amendment No. 125 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-1A. This Post-Effective Amendment No. 125 hereby incorporates by reference Part A and Part B from the Registrant’s Post-Effective Amendment No. 113 filed on September 21, 2020 for the SmartETFs Asia Pacific Dividend Builder ETF and SmartETFs Dividend Builder ETF series of the Registrant (SEC Accession No. 0001398344-20-018866).

GUINNESS ATKINSONTM FUNDS

PART C

OTHER INFORMATION

Item 28.	Exhibits

(a)	Articles of Incorporation.

(1)	Certificate of Trust dated March 6, 1997 is herein incorporated by reference to Exhibit (b)(1)(a) to the Registrant’s Post-Effective Amendment No. 7 to the Registration Statement on Form N-1A, filed with the Securities and Exchange Commission (“SEC”) on March 20, 1997.

(A)	Amendment dated September 8, 2000 to the Certificate of Trust is herein incorporated by reference to Exhibit (a)(1) to the Registrant’s Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A, filed with the SEC on October 13, 2000.

(B)	Amendment dated April 25, 2003 to the Certificate of Trust is herein incorporated by reference to Exhibit (a)(1)(b) to the Registrant’s Post-Effective Amendment No. 101 to the Registration Statement on Form N-1A filed with the SEC on April 29, 2020.

(2)	Trust Instrument dated March 6, 1997 is herein incorporated by reference to Exhibit (b)(1)(b) to the Registrant’s Post-Effective Amendment No. 7 to the Registration Statement on Form N-1A, filed with the SEC on March 20, 1997.

(A)	Amendment dated September 28, 2000 to the Trust Instrument is herein incorporated by reference to Exhibit (a)(2) to the Registrant’s Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A, filed with the SEC on October 13, 2000.

(B)	Amendment dated September 9, 2019 to the Trust Instrument is herein incorporated by reference to Exhibit (a)(2)(d) to the Registrant’s Post-Effective Amendment No. 101 to the Registration Statement on Form N-1A filed with the SEC on April 29, 2020.

(C)	Amended and Schedule A to Trust Instrument with respect to SmartETFs Asia Pacific Dividend Builder ETF and SmartETFs Dividend Builder ETF is herein incorporated by reference to Exhibit (a)(2)(c) to the Registrant's Post-Effective Amendment No. 112 to the Registration Statement on Form N-1A filed with the SEC on September 14, 2020

(b)	By-laws.

(1)	By-laws revised as of November 14, 2005 are herein incorporated by reference to Exhibit (b) to the Registrant’s Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A, filed with the SEC on April 28, 2006.

(c)	The Rights of Security Holders are set forth in the Registrant’s Trust Instrument and Bylaws.

(d)	Investment Advisory Agreement.

(1)	Investment Advisory Agreement between Registrant and Guinness Atkinson™ Asset Management, Inc. (the “Adviser”) dated April 25, 2003 is herein incorporated by reference to Exhibit (d) to the Registrant’s Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A, filed with the SEC on April 28, 2003.

(2)	Form of Investment Advisory Agreement between Registrant and the Adviser with respect to SmartETFs Smart Transportation & Technology ETF is herein incorporated by reference to Exhibit (d)(4) to the Registrant’s Post-Effective Amendment No. 94 to the Registration Statement on Form N-1A filed with the SEC on November 4, 2019.

(3)	Form of Investment Sub-Advisory Agreement between the Adviser and Penserra Capital Management, LLC (the “Sub-adviser”) with respect to SmartETFs Smart Transportation & Technology ETF is herein incorporated by reference to Exhibit (d)(5) to the Registrant’s Post-Effective Amendment No. 90 to the Registration Statement on Form N-1A filed with the SEC on June 28, 2019.

(4)	Form of Investment Advisory Agreement between Registrant and the Adviser with respect to SmartETFs Asia Pacific Dividend Builder ETF and SmartETFs Dividend Builder ETF is herein incorporated by reference to Exhibit (d)(4) to the Registrant's Post-Effective Amendment No. 112 to the Registration Statement on Form N-1A filed with the SEC on September 14, 2020.

(e)	Distribution Agreement.

(1)	Form of Amended and Restated Distribution Agreement between Registrant and Quasar Distributors, LLC dated April 28, 2003 is herein incorporated by reference to Exhibit (e) to the Registrant’s Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A, filed with the SEC on April 29, 2004.

(A)	Amendment dated March 28, 2006 to the Amended and Restated Distribution Agreement is herein incorporated by reference to Exhibit (e) to the Registrant’s Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A, filed with the SEC on April 30, 2007.

(B)	Amendment dated May 17, 2006 to the Amended and Restated Distribution Agreement is herein incorporated by reference to Exhibit (e)(1)(c) to the Registrant’s Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A, filed with the SEC on April 30, 2008.

(2)	Distribution Agreement between Registrant and Foreside Fund Services, LLC is herein incorporated by reference to Exhibit (e)(2) to the Registrant’s Post-Effective Amendment No. 75 to the Registration Statement on Form N-1A, filed with the SEC on April 28, 2017.

(3)	Form of Distribution Agreement between the Adviser and Foreside Fund Services, LLC with respect to SmartETFs Smart Transportation & Technology ETF is herein incorporated by reference to Exhibit (e)(3) to the Registrant’s Post-Effective Amendment No. 90 to the Registration Statement on Form N-1A filed with the SEC on June 28, 2019.

(4)	Form of Authorized Participant Agreement is herein incorporated by reference to Exhibit (e)(4) to the Registrant’s Post-Effective Amendment No. 90 to the Registration Statement on Form N-1A filed with the SEC on June 28, 2019.

(5)	Form of Distribution Agreement between the Adviser and Foreside Fund Services, LLC with respect to SmartETFs Asia Pacific Dividend Builder ETF and SmartETFs Dividend Builder ETF is herein incorporated by reference to Exhibit (e)(5) to the Registrant’s Post-Effective Amendment No. 113 to the Registration Statement on Form N-1A filed with the SEC on September 21, 2020.

(f)	Bonus or Profit Sharing Contracts – None.

(g)	Custody Agreement.

(1)	Form of Custodian Agreement between Registrant and Brown Brothers Harriman & Co. (“BBH&Co.”) dated September 14, 2009 is herein incorporated by reference to Exhibit (g)(1) to the Registrant’s Post-Effective Amendment No. 47 to the Registration Statement on Form N-1A, filed with the SEC on April 30, 2010.

(A)	Form of Amendment to Custodian Agreement between Registrant and BBH&Co. is herein incorporated by reference to Exhibit (g)(1)(b) to the Registrant’s Post-Effective Amendment No. 90 to the Registration Statement on Form N-1A filed with the SEC on June 28, 2019.

(B)	Form of Amendment to Custodian Agreement between Registrant and BBH&Co. is herein incorporated by reference to Exhibit (g)(1)(b) to the Registrant’s Post-Effective Amendment No. 113 to the Registration Statement on Form N-1A filed with the SEC on September 21, 2020.

(h)	Other Material Contracts.

(1)	Form of Fund Administration Servicing Agreement between Registrant and Mutual Fund Administration Corporation dated September 14, 2009 is herein incorporated by reference to Exhibit (h)(1) to the Registrant’s Post-Effective Amendment No. 47 to the Registration Statement on Form N-1A, filed with the SEC on April 30, 2010.

(A)	Form of Amendment to Fund Administration Servicing Agreement between Registrant and Mutual Fund Administration LLC is herein incorporated by reference to Exhibit (h)(1)(b) to the Registrant’s Post-Effective Amendment No. 90 to the Registration Statement on Form N-1A filed with the SEC on June 28, 2019.

(B)	Form of Amendment to Fund Administration Servicing Agreement between Registrant and Mutual Fund Administration LLC is herein incorporated by reference to Exhibit (h)(1)(b) to the Registrant’s Post-Effective Amendment No. 113 to the Registration Statement on Form N-1A filed with the SEC on September 21, 2020.

(2)	Form of Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC dated April 28, 2003 is herein incorporated by reference to Exhibit (h) to the Registrant’s Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A, filed with the SEC on April 29, 2004.

(A)	Amendment dated August 29, 2005 to the Amended and Restated Transfer Agent Servicing Agreement is herein incorporated by reference to Exhibit (h)(2)(a) to the Registrant’s Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A, filed with the SEC on April 30, 2008.

(B)	Amendment dated March 28, 2006 to the Amended and Restated Transfer Agent Servicing Agreement is herein incorporated by reference to Exhibit (h)(2)(b) to the Registrant’s Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A, filed with the SEC on April 30, 2008.

(C)	Addendum dated August 31, 2009 to the Amended and Restated Transfer Agent Servicing Agreement is herein incorporated by reference to Exhibit (h)(2)(c) to the Registrant’s Post-Effective Amendment No. 47 to the Registration Statement on Form N-1A, filed with the SEC on April 30, 2010.

(3)	Powers of Attorney is herein incorporated by reference to the Registrant’s Post-Effective Amendment No. 103 to the Registration Statement on Form N-1A, filed with the SEC on May 15, 2020.

(4)	Form of Shareholder Servicing Agreement is herein incorporated by reference to Exhibit (h)(5) to the Registrant’s Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A, filed with the SEC on April 27, 2005.

(5)	Shareholder Servicing Plan effective May 1, 2005 is herein incorporated by reference to Exhibit (h)(6) to the Registrant’s Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A, filed with the SEC on April 27, 2005.

(6)	Amended and Restated Expense Limitation Agreement dated February 24, 2020 is herein incorporated by reference to Exhibit (h)(6) to the Registrant’s Post-Effective Amendment No. 101 to the Registration Statement on Form N-1A filed with the SEC on April 29, 2020.

(7)	Fund Accounting and Services Agreement between Registrant and ALPS Fund Services, Inc., dated September 14, 2009 is herein incorporated by reference to Exhibit (h)(7) to the Registrant’s Post-Effective Amendment No. 47 to the Registration Statement on Form N-1A, filed with the SEC on April 30, 2010.

(A)	Amendment dated February 21, 2012 to the Fund Accounting and Services Agreement is herein incorporated by reference to Exhibit (h)(7)(a) to the Registrant’s Post-Effective Amendment No. 56 to the Registration Statement on Form N-1A, filed with the SEC on March 30, 2012.

(8)	Administrative Agency Agreement and Amendment to Administrative Agency Agreement between Registrant and Brown Brothers Harriman & Co. is herein incorporated by reference to Exhibit (h)(9) to the Registrant’s Post-Effective Amendment No. 101 to the Registration Statement on Form N-1A filed with the SEC on April 29, 2020.

(9)	Form of Amendment to Administrative Agency Agreement between Registrant and Brown Brothers Harriman & Co.Guinness Atkinson Asset Management Inc. with respect to SmartETFs Asia Pacific Dividend Builder ETF and SmatETFs Dividend Builder ETF is herein incorporated by reference to Exhibit (h)(10) to the Registrant's Post-Effective Amendment No. 112 to the Registration Statement on Form N-1A filed with the SEC on September 14, 2020

(10)	Form of Expense Limitation Agreement between Registrant and the Adviser with respect to the SmartETFs Asia Pacific Dividend Builder ETF and SmatETFs Dividend Builder ETF is herein incorporated by reference to Exhibit (h)(11) to the Registrant's Post-Effective Amendment No. 112 to the Registration Statement on Form N-1A filed with the SEC on September 14, 2020 .

(i)	Legal Opinion.

(1)	Opinion of Practus, LLP on issuance of shares of SmartETFs Asia Pacific Dividend Builder ETF and SmartETFs Dividend Builder ETF – filed herewith

(j)	Other Opinions.

(1)	Consent of Tait, Weller & Baker LLP, Independent Registered Public Accounting Firm is herein incorporated by reference to Exhibit (j)(1) to the Registrant’s Post-Effective Amendment No. 113 to the Registration Statement on Form N-1A filed with the SEC on September 21, 2020.

(k)	Omitted Financial Statements – None.

(l)	Investment Letters dated May 6, 1994 are herein incorporated by reference to Exhibit (b)(13) to the Registrant’s Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A, filed with the SEC on April 25, 1997.

(m)	(1)	Distribution and Service Plan dated April 28, 1997 is herein incorporated by reference to Exhibit (b)(15) to the Registrant’s Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A, filed with the SEC on April 25, 1997.

(2)	Amended Schedule A to Rule 12b-1 Distribution and Service Plan is herein incorporated by reference to Exhibit (m)(2) to the Registrant’s Post-Effective Amendment No. 101 to the Registration Statement on Form N-1A filed with the SEC on April 29, 2020.

(3)	Amended Schedule A to Rule 12b-1 Distribution and Service Plan with respect to SmartETFs Asia Pacific Dividend Builder ETF and SmartETFs Dividend Builder ETF is herein incorporated by reference to Exhibit (m)(3) to the Registrant’s Post-Effective Amendment No. 113 to the Registration Statement on Form N-1A filed with the SEC on September 21, 2020.

(n)	Rule 18f-3 Plan is herein incorporated by reference to Exhibit (n) to the Registrant’s Post-Effective Amendment No. 71 to the Registration Statement on Form N-1A, filed with the SEC on December 31, 2015.

(o)	Reserved.

(p)	Codes of Ethics.

(1)	Code of Ethics of the Registrant is herein incorporated by reference to Exhibit (p) to the Registrant’s Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A, filed with the SEC on May 20, 2004.

(i)	Code of Ethics of the Registrant revised February 11, 2013 is herein incorporated by reference to Exhibit (p)(1)(i) to the Registrant’s Post-Effective Amendment No. 60 to the Registration Statement on Form N-1A, filed with the SEC on April 30, 2013.

(2)	Code of Ethics of the Adviser is herein incorporated by reference to Exhibit (p)(2) to the Registrant’s Post-Effective Amendment No. 46 to the Registration Statement on Form N-1A, filed with the SEC on May 1, 2009.

(i)	Code of Ethics of the Adviser revised November 1, 2010 is herein incorporated by reference to Exhibit (p)(2)(i) to the Registrant’s Post-Effective Amendment No. 49 to the Registration Statement on Form N-1A, filed with the SEC on April 29, 2011.

(3)	Code of Ethics of the Distributor is herein incorporated by reference to Exhibit (p)(3) to the Registrant’s Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A, filed with the SEC on March 1, 2002.

(4)	Code of Ethics of the Sub-adviser is herein incorporated by reference to Exhibit (p)(4) to the Registrant’s Post-Effective Amendment No. 90 to the Registration Statement on Form N-1A filed with the SEC on June 28, 2019.

Item 29.	Persons Controlled by or Under Common Control with the Fund

No person is directly or indirectly controlled by or under common control with the Registrant.

Item 30.	Indemnification

Article X, Section 10.02 of Registrant’s Delaware Trust Instrument, incorporated herein by reference to Exhibit 1(b) to Post-Effective Amendment No. 7 to Registrant’s Registration Statement on Form N-1A filed electronically on March 20, 1997, provides for the indemnification of Registrant’s Trustees and officers, as follows:

“Section 10.02 Indemnification.”

(a)	Subject to the exceptions and limitations contained in Subsection 10.02(b):

(i)	every person who is, or has been, a Trustee or officer of the Trust (hereinafter referred to as a “Covered Person”) shall be indemnified by the Trust to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been a Trustee or officer and against amounts paid or incurred by him in the settlement thereof;

(ii)	the words “claim,” “action,” “suit,” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or other, including appeals), actual or threatened while in office or thereafter, and the words “liability” and “expenses” shall include, without limitation, attorneys’ fees, costs, judgments, amounts paid in settlement, fines, penalties and other liabilities.

(b)	No indemnification shall be provided hereunder to a Covered Person:

(i)	who shall have been adjudicated by a court or body before which the proceeding was brought (A) to be liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office or (B) not to have acted in good faith in the reasonable belief that his action was in the best interest of the Trust; or

(ii)	in the event of a settlement, unless there has been a determination that such Trustee or officer did not engage in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office, (A) by the court or other body approving the settlement; (B) by at least a majority of those Trustees who are neither Interested Persons of the Trust nor are parties to the matter based upon a review of readily available facts (as opposed to a full trial-type inquiry); or (C) by written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry).

(c)	The rights of indemnification herein provided may be insured against by policies maintained by the Trust, shall be severable, shall not be exclusive of or affect any other rights to which any Covered Person may now or hereafter be entitled, shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect any rights to indemnification to which Trust personnel, other than Covered Persons, and other persons may be entitled by contract or otherwise under law.

(d)	Expenses in connection with the preparation and presentation of a defense to any claim, action, suit or proceeding of the character described in Subsection (a) of this Section 10.02 may be paid by the Trust or Series from time to time prior to final disposition thereof upon receipt of an undertaking by or on behalf of such Covered Person that such amount will be paid over by him to the Trust or Series if it is ultimately determined that he is not entitled to indemnification under this Section 10.02; provided, however, that either (i) such Covered Person shall have provided appropriate security for such undertaking, (ii) the Trust is insured against losses arising out of any such advance payments or (iii) either a majority of the Trustees who are neither Interested Persons of the Trust nor parties to the matter, or independent legal counsel in a written opinion, shall have determined, based upon a review of readily available facts (as opposed to a trial-type inquiry or full investigation), that there is reason to believe that such Covered Person will be found entitled to indemnification under this Section 10.02.”

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to trustees, officers, and controlling persons or Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Investment Company Act of 1940, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer, or controlling person of Registrant in the successful defense of any action, suit, or proceeding) is asserted by such trustee, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31.	Business and Other Connections of the Investment Advisor

Guinness AtkinsonTM Asset Management, Inc. provides management services to the Registrant and its series. Except as noted below, to the best of Registrant’s knowledge, none of the directors and officers of the Adviser has held at any time during the past two fiscal years or been engaged for his own account or in the capacity of director, officer, employee, partner or trustee in any other business, profession, vocation or employment of a substantial nature. Timothy W.N. Guinness, Chairman and Chief Investment Officer of the Adviser, is also Chairman of Guinness Asset Management and Guinness Capital Management Ltd. Prior to April 2003, he was Chairman of Investec Global Energy Fund. He is also a non-executive director (and chairman in one case) of several investment funds and also non-executive chairman of New Boathouse Capital Ltd, a corporate finance boutique providing services to private companies, and of the Brompton Bicycle Company Ltd., a specialist manufacturer of a world leading folding bicycle. Guinness Asset Management, which is 100% owned by Mr. Guinness, is a specialist equity manager focusing on energy stocks. There is a shareholders agreement between Mr. Guinness and James J. Atkinson, Chief Executive Officer of the Adviser, covering the sharing of premises, and other resources in London by Guinness Asset Management and the Adviser.

Mr. Atkinson is also Principal of Orbis Marketing, a specialist marketing firm focusing on direct marketing of mutual funds especially on the internet. Prior to April 1, 2003, that was his principal employment. There is a shareholders agreement between Mr. Atkinson and Mr. Guinness covering the sharing of premises, and other resources in the U.S. by Orbis and the Advisor.

Item 32.	Foreside Fund Services, LLC

Item 32(a)	Foreside Fund Services, LLC (the “Distributor”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

1.	ABS Long/Short Strategies Fund

2.	Absolute Shares Trust

3.	AdvisorShares Trust

4.	AGF Investments Trust (f/k/a FQF Trust)

5.	AIM ETF Products Trust

6.	AlphaCentric Prime Meridian Income Fund

7.	American Century ETF Trust

8.	American Customer Satisfaction ETF, Series of ETF Series Solutions

9.	Amplify ETF Trust

10.	ARK ETF Trust

11.	Bluestone Community Development Fund (f/k/a The 504 Fund)

12.	Braddock Multi-Strategy Income Fund, Series of Investment Managers Series Trust

13.	Bridgeway Funds, Inc.

14.	Brinker Capital Destinations Trust

15.	Calamos Convertible and High Income Fund

16.	Calamos Convertible Opportunities and Income Fund

17.	Calamos Global Total Return Fund

18.	Carlyle Tactical Private Credit Fund

19.	Center Coast Brookfield MLP & Energy Infrastructure Fund

20.	Cliffwater Corporate Lending Fund

21.	CornerCap Group of Funds

22.	Davis Fundamental ETF Trust

23.	Defiance Nasdaq Junior Biotechnology ETF, Series of ETF Series Solutions

24.	Defiance Next Gen Connectivity ETF, Series of ETF Series Solutions

25.	Defiance Next Gen SPAC Derived ETF, Series of ETF Series Solutions

26.	Defiance Quantum ETF, Series of ETF Series Solutions

27.	Direxion Shares ETF Trust

28.	Eaton Vance NextShares Trust

29.	Eaton Vance NextShares Trust II

30.	EIP Investment Trust

31.	Ellington Income Opportunities Fund

32.	EntrepreneurShares Series Trust

33.	Esoterica Thematic ETF Trust

34.	Evanston Alternative Opportunities Fund

35.	Exchange Listed Funds Trust (f/k/a Exchange Traded Concepts Trust II)

36.	Fiera Capital Series Trust

37.	FlexShares Trust

38.	Forum Funds

39.	Forum Funds II

40.	Friess Small Cap Growth Fund, Series of Managed Portfolio Series

41.	GraniteShares ETF Trust

42.	Guinness Atkinson Funds

43.	Infinity Core Alternative Fund

44.	Innovator ETFs Trust

45.	Innovator ETFs Trust II (f/k/a Elkhorn ETF Trust)

46.	Ironwood Institutional Multi-Strategy Fund LLC

47.	Ironwood Multi-Strategy Fund LLC

48.	IVA Fiduciary Trust

49.	John Hancock Exchange-Traded Fund Trust

50.	Manor Investment Funds

51.	Moerus Worldwide Value Fund, Series of Northern Lights Fund Trust IV

52.	Morningstar Funds Trust

53.	OSI ETF Trust

54.	Overlay Shares Core Bond ETF, Series of Listed Funds Trust

55.	Overlay Shares Foreign Equity ETF, Series of Listed Funds Trust

56.	Overlay Shares Large Cap Equity ETF, Series of Listed Funds Trust

57.	Overlay Shares Municipal Bond ETF, Series of Listed Funds Trust

58.	Overlay Shares Small Cap Equity ETF, Series of Listed Funds Trust

59.	Pacific Global ETF Trust

60.	Palmer Square Opportunistic Income Fund

61.	Partners Group Private Income Opportunities, LLC

62.	PENN Capital Funds Trust

63.	Performance Trust Mutual Funds, Series of Trust for Professional Managers

64.	Plan Investment Fund, Inc.

65.	PMC Funds, Series of Trust for Professional Managers

66.	Point Bridge GOP Stock Tracker ETF, Series of ETF Series Solutions

67.	Quaker Investment Trust

68.	Renaissance Capital Greenwich Funds

69.	Reverse Cap Weighted U.S. Large Cap ETF, Series of ETF Series Solutions

70.	RMB Investors Trust (f/k/a Burnham Investors Trust)

71.	Robinson Opportunistic Income Fund, Series of Investment Managers Series Trust

72.	Robinson Tax Advantaged Income Fund, Series of Investment Managers Series Trust

73.	Roundhill BITKRAFT Esports & Digital Entertainment ETF, Series of Listed Funds Trust

74.	Roundhill Sports Betting & iGaming ETF, Series of Listed Funds Trust

75.	Salient MF Trust

76.	SharesPost 100 Fund

77.	Six Circles Trust

78.	Sound Shore Fund, Inc.

79.	Strategy Shares

80.	Syntax ETF Trust

81.	Tactical Income ETF, Series of Collaborative Investment Series Trust

82.	The Chartwell Funds

83.	The Community Development Fund

84.	The Relative Value Fund

85.	Third Avenue Trust

86.	Third Avenue Variable Series Trust

87.	Tidal ETF Trust

88.	TIFF Investment Program

89.	Timothy Plan High Dividend Stock ETF, Series of The Timothy Plan

90.	Timothy Plan International ETF, Series of The Timothy Plan

91.	Timothy Plan US Large/Mid Cap Core ETF, Series of The Timothy Plan

92.	Timothy Plan US Small Cap Core ETF, Series of The Timothy Plan

93.	Transamerica ETF Trust

94.	Trend Aggregation Aggressive Growth ETF, Series of Collaborative Investment Series Trust

95.	Trend Aggregation Dividend Stock ETF, Series of Collaborative Investment Series Trust

96.	Trend Aggregation ESG ETF, Series of Collaborative Investment Series Trust

97.	Trend Aggregation US ETF, Series of Collaborative Investment Series Trust

98.	TrueShares AI & Deep Learning ETF, Series of Listed Funds Trust

99.	TrueShares ESG Active Opportunities ETF, Series of Listed Funds Trust

100.	TrueShares Structured Outcome (August) ETF, Series of Listed Funds Trust

101.	TrueShares Structured Outcome (July) ETF, Series of Listed Funds Trust

102.	TrueShares Structured Outcome (September) ETF, Series of Listed Funds Trust

103.	TrueShares Structured Outcome (October) ETF, Series of Listed Funds Trust

104.	U.S. Global Investors Funds

105.	Variant Alternative Income Fund

106.	VictoryShares Developed Enhanced Volatility Wtd ETF, Series of Victory Portfolios II

107.	VictoryShares Dividend Accelerator ETF, Series of Victory Portfolios II

108.	VictoryShares Emerging Market High Div Volatility Wtd ETF, Series of Victory Portfolios II

109.	VictoryShares Emerging Market Volatility Wtd ETF, Series of Victory Portfolios II

110.	VictoryShares International High Div Volatility Wtd ETF, Series of Victory Portfolios II

111.	VictoryShares International Volatility Wtd ETF, Series of Victory Portfolios II

112.	VictoryShares NASDAQ Next 50 ETF, Series of Victory Portfolios II

113.	VictoryShares US 500 Enhanced Volatility Wtd ETF, Series of Victory Portfolios II

114.	VictoryShares US 500 Volatility Wtd ETF, Series of Victory Portfolios II

115.	VictoryShares US Discovery Enhanced Volatility Wtd ETF, Series of Victory Portfolios II

116.	VictoryShares US EQ Income Enhanced Volatility Wtd ETF, Series of Victory Portfolios II

117.	VictoryShares US Large Cap High Div Volatility Wtd ETF, Series of Victory Portfolios II

118.	VictoryShares US Multi-Factor Minimum Volatility ETF, Series of Victory Portfolios II

119.	VictoryShares US Small Cap High Div Volatility Wtd ETF, Series of Victory Portfolios II

120.	VictoryShares US Small Cap Volatility Wtd ETF, Series of Victory Portfolios II

121.	VictoryShares USAA Core Intermediate-Term Bond ETF, Series of Victory Portfolios II

122.	VictoryShares USAA Core Short-Term Bond ETF, Series of Victory Portfolios II

123.	VictoryShares USAA MSCI Emerging Markets Value Momentum ETF, Series of Victory Portfolios II

124.	VictoryShares USAA MSCI International Value Momentum ETF, Series of Victory Portfolios II

125.	VictoryShares USAA MSCI USA Small Cap Value Momentum ETF, Series of Victory Portfolios II

126.	VictoryShares USAA MSCI USA Value Momentum ETF, Series of Victory Portfolios II

127.	West Loop Realty Fund, Series of Investment Managers Series Trust (f/k/a Chilton Realty Income & Growth Fund)

128.	WisdomTree Trust

129.	WST Investment Trust

130.	XAI Octagon Floating Rate & Alternative Income Term Trust

Item 32(b)	The following are the Officers and Manager of the Distributor, the Registrant’s underwriter. The Distributor’s main business address is Three Canal Plaza, Suite 100, Portland, Maine 04101.

Name	Address	Position with Underwriter	Position with Registrant
Richard J. Berthy	Three Canal Plaza, Suite 100, Portland, ME 04101	President, Treasurer and Manager	None
Mark A. Fairbanks	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None
Jennifer K. DiValerio	899 Cassatt Road, 400 Berwyn Park, Suite 110, Berwyn, PA 19312	Vice President	None
Nanette K. Chern	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President and Chief Compliance Officer	None
Jennifer E. Hoopes	Three Canal Plaza, Suite 100, Portland, ME 04101	Secretary	None

Item 32(c)	Not applicable.

Item 33.	Location of Accounts and Records

All accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules thereunder are maintained at the following locations:

Records Relating to:	Are located at:
Registrant’s Fund Administrator	Mutual Fund Administration, LLC 2220 East Route 66, Suite 226 Glendora, CA 91740
Registrant’s Adviser	Guinness AtkinsonTM Asset Management, Inc. 225 South Lake Avenue, Suite 216 Pasadena, CA 91101
Registrant’s Custodian	Brown Brothers Harriman & Co. 50 Post Office Square Boston, MA 02110-1548
Registrant’s Transfer Agent	Brown Brothers Harriman & Co. 50 Post Office Square Boston, MA 02110-1548 American Stock Transfer 6201 15th Avenue Brooklyn, NY 11219
Registrant’s Distributor	Foreside Fund Services, LLC Three Canal Plaza, Suite 100 Portland, ME 04101

Item 34.	Management Services

The Registrant has disclosed all management-related service contracts in Parts A and B.

Item 35.	Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena and State of California, on the 24th day of February 2021.

GUINNESS ATKINSON FUNDS

By: /s/ James Atkinson
James Atkinson
President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Atkinson	President and Principal Executive Officer	February 24, 2021
James Atkinson

/s/J.I. Fordwood*	Trustee	February 24, 2021
J.I. Fordwood

/s/Timothy Guinness*	Trustee	February 24, 2021
Timothy Guinness

/s/Bret A. Herscher*	Trustee	February 24, 2021
Bret A. Herscher

/s/Susan Penry-Williams*	Trustee	February 24, 2021
Susan Penry-Williams

/s/J. Brooks Reece, Jr.*	Trustee and Chairman	February 24, 2021
J. Brooks Reece, Jr.

/s/ Rita Dam	Treasurer and Principal Financial Officer	February 24, 2021
Rita Dam

*By: /s/Rita Dam
Rita Dam Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
(i)(1)	Legal opinion on issuance of shares